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                                                                Exhibit 21.1

LIST OF SUBSIDIARIES OF PHYSIO-CONTROL INTERNATIONAL CORPORATION

The following is a list of the entities that are wholly owned subsidiaries of Physio-Control International Corporation, a Washington corporation. If indented, the entity is a wholly owned subsidiary of the entity under which it is listed unless otherwise noted. The entities listed below all do business under the name "Physio-Control."


         Name of Organization                                                Jurisdiction of Organization
         --------------------                                                ----------------------------
         Physio-Control Corporation                                               Washington, USA

         Physio-Control Manufacturing Corporation                                 Washington, USA

         Physio-Control International Sales Corporation                           Barbados

         Physio-Control GmbH                                                      Germany

         Physio-Control Netherlands Services B.V.                                 Netherlands

         Physio-Control s.r.o.                                                   The Czech Republic

         Corporation Physio-Controle Canada                                       Canada

         Physio-Control UK Limited                                                United Kingdom

         Physio-Control Hungaria Kft.                                             Hungary

         Physio-Control Poland, Sp.zo.o.                                          Poland

         Physio-Control Italia, s.r.l(1)                                           Italy

         Physio-Control Medizintechnik Handels, GmbH                              Austria


(1) Two percent of the outstanding common stock is owned by Physio-Control Netherlands Services B.V.